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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(B) OR (G) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                     BNS Co.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Delaware                                   050113140
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      (STATE OR OTHER                     (IRS EMPLOYER IDENTIFICATION NO.
JURSIDICTION OF INCORPORATION)

                275 West Natick Road, Warwick, Rhode Island 02886
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                    [ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction
A(c)(1) please check the following box. [ ]


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If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]

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Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class              Name of Each Exchange on
to be so Registered              Which Each Class is to be Registered
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Class A Common Stock                     Boston Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)


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Item 1. Description of Registrant's Securities to be Registered.
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        BNS Co. (the "Company") has two classes of Common Stock, Class A Common
Stock, par value $.01 ("Class A Common Stock") and Class B Common Stock, par value $.01 ("Class B Common Stock"). The description of the Class A Common Stock, which is hereby registered under 12(b) on the Boston Stock Exchange is best understood in conjunction with the description of the Class B Common Stock. Accordingly, the Class A Common Stock is described herein with appropriate references to the Class B Common Stock.

        Each share of Class A entitles the holder thereof to one vote on all matters on which the holders of Class A Common Stock are entitled to vote. Each share of Class B Common Stock entitles the holder thereof to ten votes on all matters on which the holders of Class B Common Stock are entitled to vote. Notwithstanding the foregoing, Article EIGHTH of the Company's Certificate of Incorporation, as amended, requires, in addition to any vote otherwise required by law, the vote of the holders of 80% (subject to interpretation of Section 203(d) of the General Corporation Law of the State of Delaware) of the outstanding shares of stock entitled to vote thereon (or, if such vote is not otherwise required, entitled to vote in the election of directors) in order to approve certain business combination transactions, and this requirement may be interpreted such that for purposes of that vote each share is entitled to only one vote. At each meeting held for the election of directors of the Company, the holders of Class A Common Stock will be entitled to elect one-third of the directors to be elected (rounded, if necessary, to the next lower whole number but in no event less than one) and will vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at each such meeting.

        Holders of Class A Common Stock and Class B Common Stock will be entitled to dividends of cash, shares of capital stock of the Company or other property when and as declared by the Board of Directors. However, no cash dividends may be declared on the Class B Common Stock unless cash dividends of at least an equal amount per share are declared and paid on the Class A Common Stock. The Company's Board of Directors may, in its discretion, declare and pay greater and/or more frequent per share cash dividends on the Class A Common Stock than on the Class B Common Stock, as it deems appropriate. If the Board of Directors declares a dividend payable in stock or property (other than cash) on either the Class A Common Stock or the Class B Common Stock, the same number of shares or an equal amount of property in required to be paid with respect to each outstanding share of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock will have equal rights per share upon the liquidation, dissolution or winding up of the Company's affairs.

        The Class B Common Stock is not transferable by the holder thereof except in certain limited circumstances, including transfers to specified members of the holders' immediate family and, in the case of shares of Class A Common Stock held on May 20, 1988 in street name, shares of Class B Common Stock issued in respect thereof may be transferred to the beneficial holder on May 20, 1988 of such shares of Class A Common Stock. The Class B Common Stock will be convertible at all times, and without cost to a stockholder, into Class A Common Stock on a share for share basis. Any purported transfer of Class B Common Stock in violation of the Certificate of Incorporation, as amended, will result in the immediate automatic conversion of such shares into shares of Class A Common Stock of the Company. The Company may require


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the furnishing of such affidavits or other proof as it deems necessary to establish that any person is a permitted transferee. The Continuing Directors (as defined in Article FOURTH of the Certificate of Incorporation, as amended) of the Company are authorized under Article FOURTH to automatically convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock at any time.

        The Class B Common Stock may be deemed to have certain anti-takeover effects. The effect would be to make it difficult, if not impossible, for a third party to acquire control of the Company on terms opposed by the holders of the Class B Common Stock. Article EIGHTH of the Certificate of Incorporation, as amended, generally requires the affirmative vote of not less than 80% (subject to interpretation of Section 203(d) of the General Corporation Law of the State of Delaware) of the Company's outstanding shares of capital stock entitled to vote thereon (or if a vote is not otherwise required, entitled to vote in the election of directors) to approve or authorize certain business combinations with an entity that, together with its affiliates or associates, beneficially owns ten percent or more of the outstanding shares of a class of the Company's voting stock. This requirement is in addition to any other vote requirement and may be interpreted to require that such vote be conducted without regard to the number of votes per share. The business combinations to which the 80% vote requirement is applicable include a merger or consolidation, a sale of all or substantially all of the Company's assets or the issue or sale of voting securities of the Company to acquire assets or property having an aggregate fair market value greater than $5,000,000 but in each case only if an owner of 10% or more of the outstanding shares of a class of the Company's voting stock is involved. In such a vote, any shares entitled to so vote would vote together as a single class.

        The Company's Certificate of Incorporation, as amended, specifying the terms of the Class A Common Stock and Class B Common Stock is attached hereto as an exhibit and hereby incorporated herein by reference. The foregoing description of the Class A Common Stock is qualified in its entirety by reference to such exhibit.

Item 2.  Exhibits.
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                                  Exhibit Index
                                  -------------
Number
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3.1  Joint Agreement of Merger between Brown & Sharpe Manufacturing Company, incorporated in Rhode Island, and Brown & Sharpe Manufacturing Company, the surviving corporation incorporated in Delaware, filed as the only Exhibit to Form 8-K for the month for the month of January, 1969, and such is hereby incorporated by reference.

3,2  Amendment to Certificate of Incorporation, dated April 26, 1989, filed as
     Exhibit 13 to Form 10-K for the period ending December 29, 1989, and such is hereby incorporated by reference.


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3.3  Amendment to Certificate of Incorporate, dated April 25, 1980, filed as
     Exhibit 3.1 to Form 10-Q for the period ending June 28, 1980, and such is hereby incorporated by reference.

3.4 Amendment to Certificate of Incorporation dated April 24, 1987. Exhibit 3.4 was filed as Exhibit 10.4 to Form 10-Q for the period ended June 26, 1987, and such is hereby incorporated by reference.

3.5 Amendment to Certificate of Incorporate dated May 6, 1988 filed as Exhibit 1 to Current Report on Form 8-K filed May 9, 1988 and such is hereby incorporated by reference.

3.6 Certificate of Designation filed as Exhibit A to Exhibit 5 of Amendment on Form 8 filed on March 6, 1989, and such is hereby incorporated by reference.

3.7 Amendment to Certificate of Incorporation dated May 2, 1989. Exhibit 3.7 was filed as Exhibit 3.7 to the Form 10-K for the year ended December 30, 1989 and such is hereby incorporated by reference.

3.8 By-laws of Brown & Sharpe Manufacturing Company, as amended through July 29, 1994; previously filed as Exhibit 3.1 to the Form 10-Q for the quarter ended July 2, 1994 and such is hereby incorporated by reference.

3.9 Amendment to By-laws of Brown & Sharpe Manufacturing Company, as of September 28, 1994; previously filed as Exhibit 3 to the Form 10-Q for the quarter ended October 1, 1994 and such is hereby incorporated by reference.

3.10 Certificate of Amendment to the Certificate of Incorporation of Brown & Sharpe Manufacturing Company as filed with the Secretary of State of the State of Delaware on April 27, 2001, filed as Exhibit 2 to the Company's Report on Form 8-K dated April 27, 2001 and hereby incorporated by reference.

3.11 Certificate of Amendment to the Certificate of Incorporation of BNS Co. as filed with the Secretary of State of Delaware on April 27, 2001, filed as
     Exhibit 3 to the Company's Report on Form 8-K dated April 27, 2001 and hereby incorporated by reference.

3.12 Rights Agreement dated as of February 13, 1998 ("Rights Agreement") between the Company and BankBoston N.A., as Rights Agent, filed as Exhibit 1 to Report on Form 8-K dated March 5, 1998, which is hereby incorporated by reference.

3.13 Form of Certificate of Designation with respect to the Series B Participating Preferred Stock, par value $1.00 per share, of the Company (filed as Exhibit A to the Rights Agreement, filed as Exhibit A to Report on Form 8-K dated March 5, 1998), which is hereby incorporated by reference.


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3.14 Notice to stockholders dated May 21, 2001 regarding adjustment under the
     Rights Plan filed as Exhibit 1 to the Company's Report on Form 8-K dated May 21, 2001 and hereby incorporated by reference.

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                 BNS CO.


                                                 By: /s/ Andrew Genor
                                                     ---------------------------
                                                 Name:  Andrew C. Genor
                                                 Title:  Chief Executive Officer

Date:  February 8, 2002








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